Exhibit 99.1

FOR RELEASE:	Immediately	Nordson Corporation
CONTACT:	Lara Mahoney	28601 Clemens Road
	Vice President,	Westlake, Ohio 44145 USA
Investor Relations & Corporate Communications
440.204.9985
Lara.Mahoney@nordson.com

Nordson Corporation Names Joseph P. Kelley as Chief Financial Officer

Westlake, Ohio – (May 8, 2020) – Nordson Corporation (NASDAQ-NDSN) today announced that Joseph P. Kelley has been named Executive Vice President and Chief Financial Officer, effective July 6, 2020. Mr. Kelley succeeds Gregory A. Thaxton, who previously announced his plans to retire. Upon Mr. Kelley’s start date, Mr. Thaxton will become Executive Vice President to the Company until he retires on August 28, 2020.

Mr. Kelley brings over 25 years of financial and operational expertise to the role. Since 2015, he has served as chief financial officer of Materion (NYSE: MTRN), a $1.2 billion advanced materials company. As CFO of Materion, Mr. Kelley partnered with business leaders to drive substantial increases in shareholder value, largely through commercial and operational improvement initiatives. He has a proven track record of driving financial results, which has earned him a successful career with roles of increasing responsibility at Materion, PolyOne (NYSE: POL) and Lincoln Electric (Nasdaq: LECO).

“As Nordson focuses on our next chapter of profitable growth, I am excited to welcome Joe to our executive leadership team. We are committed to advancing Nordson’s long-term strategic priorities of accelerating organic growth, diversifying through acquisition, leveraging the Nordson Business System and focusing on talent development. Joe’s operational experience, proven financial leadership and progressive viewpoint will make him an excellent business partner in achieving these goals,” said Sundaram Nagarajan, President and Chief Executive Officer of Nordson.

“As a Cleveland native, I’ve always admired Nordson, as a high-quality industrial precision technology company. Naga has a compelling vision for Nordson’s future, and I am excited to partner with him and the executive leadership team at this special time in the Company’s history,” said Mr. Kelley.

Added Mr. Nagarajan, “On behalf of the Board of Directors and Company, I want to thank Greg Thaxton for his commitment and leadership of Nordson over the past 30 years. He has been a great resource for me during my first nine months as CEO, and I know he will be an outstanding partner to Joe as well during this leadership transition period.”

About Joseph Kelley

Mr. Kelley started his career in progressive finance and auditing roles. In 2003, he joined Lincoln Electric, a $3.1 billion global manufacturer, where he was responsible for global consolidation and external reporting. Early in his tenure, he led the finance function for Lincoln Electric’s $600 million European region, where he was responsible for all accounting and finance activity across 12 legal entities in eight different countries. After four years in Europe, he returned to Lincoln Electric’s headquarters to lead investor relations and mergers and acquisitions.

In 2009, Mr. Kelley advanced his career as vice president of financial planning and investor relations at PolyOne Corporation, a $3.3 billion specialty chemical company. In this role, he was responsible for business segment financial planning and analysis, investor relations and long-range planning. In 2012, he joined Materion where he was ultimately promoted to chief financial officer, leading accounting, tax, treasury, financial planning, procurement and investor relations.

Mr. Kelley has a Bachelor of Science degree in business administration from John Carroll University.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the Company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

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